Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus and Prospectus Supplement of Avigen, Inc. for the registration of its common stock and to the incorporation by reference therein of our reports dated March 14, 2007, with respect to the financial statements of Avigen, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Avigen, Inc., all included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
April 25, 2007